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EXHIBITS

99.1     Press release, dated September 6, 2001.

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Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:
Jennifer Cannell
ITXC Corp
+1.609.750.3276
jcannell@itxc.com
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ITXC Reaffirms EBITDA-Positive and Revenue Guidance


Tier 1 Traffic Over 50% of July Total

Princeton, New Jersey - September 6, 2001- In remarks prepared for an online chat with investors tonight, ITXC (NASDAQ:ITXC) Chairman and CEO Tom Evslin reaffirmed that the company expects to be EBITDA-Positive in the 1st quarter of 2002 and that it expects quarterly revenue to grow sequentially at 20% or better for the next three quarters.

Evslin also disclosed that phone calls from the customers of tier 1 carriers has increased to more than half of the minutes sold by the company in July. The company had previously reported that less than 30% of traffic in the 2nd quarter of 2001 was from these carriers.

"This rapid increase in tier 1 traffic is evidence of the quality of service ITXC is able to deliver on the Internet," said Evslin. "These wholesale customers route traditional phone calls from their own very quality-conscious customers to ITXC for transmission over the Internet and termination to another phone somewhere else in the world. We are able to give these carriers both the quality their customers demand and the low costs essential in today's competitive world."

The online chat will be held at 8PM ET today (Thursday, September 06, 2001). It is accessible to those with multimedia PCs through a link on the investor information page of the company's Web site, www.itxc.com. Questions may be submitted during the chat or may be sent in advance to webchat@itxc.com.

ITXC operates the world's largest Internet-based network for call completion, now reaching 130 countries. After less than four years of operation, it is also, according to a recent study by Atlantic-ACM, the seventh largest carrier in the US measured by revenue from wholesale US outbound international phone calls.

ITXC defines a tier 1 carrier as a company that:


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is licensed as a government owned carrier, non-government owned dominant carrier, competitive long distance carrier, ILEC (incumbent local exchange carrier), or mobile operator;

is  primarily focused on serving end users (residential or  business);

has yearly revenues in excess of $1 billion for US based carriers, $500 million for non-US based carriers;

originates  more than 5% of its country's traffic.

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About ITXC:
In less than four years of operation, ITXC Corp (NASDAQ:ITXC) has become the largest global carrier based in the US dedicated exclusively to carrying voice calls on behalf of other carriers. ITXC has permanently changed the economics of international long distance by establishing and operating ITXC.netSM, the company's Internet-based voice network of over 613 PoPs in 338 cities and 130 countries, which delivers carrier-grade voice quality. ITXC's patented and patent pending BestValue RoutingTM technology provides such high voice quality that tier one carriers use ITXC for worldwide phone-to-phone traffic without needing to tell their customers that the calls are actually traveling over the Internet. Customers include almost all major carriers and most RBOCs in the US, many major traditional carriers worldwide, new competitive carriers in deregulating countries including local exchange operators (LECs) who outsource their new domestic and international long distance services to ITXC, e-commerce marketers who increase sales for their customers with ITXC Push to TalkSM buttons on Web sites and email, and Internet-based Web-to-phone providers. For more information, visit www.itxc.com.

Forward looking statements:ITXC has included in this press release certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning ITXC's business, operations and financial condition.

"Forward-looking statements" consist of all non-historical information, including all statements described as guidance and the references in this press release to future revenue and future EBITDA.

In addition, the words "could", "expects", "anticipates", "objective", "plan", "may affect", "may depend", "believes", "estimates", "projects" and similar words and phrases are also intended to identify such forward-looking statements.

Actual results could differ materially from those projected in the Company's forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, unanticipated technological difficulties, the volatile and competitive environment for Internet telephony, changes in domestic and foreign


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economic, market, and regulatory conditions, the inherent uncertainty of financial estimates and projections, the difficulties of integrating businesses which were previously operated as stand-alone units, the creditworthiness of our customers, the uncertainty of legal proceedings and other considerations described as "Risk Factors" in Exhibit 99 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and in other filings by the Company with the SEC.

All such forward-looking statements are current only as of the date on which such statements were made. ITXC does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

ITXC, eFusion, and WWeXchange are registered trademarks of ITXC Corp. ITXC.net, BestValue Routing, and Push to Talk are service marks and trademarks of ITXC Corp. All other trademarks mentioned in this document are the property of their respective owners.

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